Exhibit 99.1

Stitch Fix Adds Kofi Amoo-Gottfried, CMO of DoorDash to Board of Directors

San Francisco, Calif. (Dec 19, 2022) - Stitch Fix Inc. (NASDAQ: SFIX), the leading online personal styling service, announced that Kofi Amoo-Gottfried, Chief Marketing Officer of DoorDash, Inc., has joined Stitch Fix’s Board of Directors, effective immediately.

Prior to DoorDash, Amoo-Gottfried held various senior positions in brand and marketing at Meta and Bacardi. He also brings more than a decade of advertising experience from Leo Burnett and Wieden + Kennedy with brands such as Kellogg’s, Coca Cola and Nike.

“We are pleased to welcome Kofi to our Board of Directors,” said Elizabeth Spaulding, CEO of Stitch Fix. “We are excited for the deep customer, marketing channel and brand expertise that Kofi will provide as we continue to execute on our strategy to evolve Stitch Fix into the global destination for personalized shopping, styling and inspiration.”

“Stitch Fix’s mission of changing the way you get dressed so you can show up to the world as your most confident self really resonates with me. With its unique combination of expert stylists and advanced data science, Stitch Fix is well placed to capitalize on the appetite of consumers for experiences and expertise that help them discover the perfect items and outfits they wouldn’t have found by themselves.'' said Amoo-Gottfried. “I’m looking forward to working with the Stitch Fix team.”

Amoo-Gottfried is the ninth member of Stitch Fix’s Board of Directors, which is made up of a majority of people from communities that are traditionally underrepresented in tech and/or retail or board leadership: women, of color, and/or LGBTQIA+. Board members include: Steve Anderson, founder of Baseline Ventures; Bill Gurley, general partner of Benchmark Capital; Sharon McCollam, CFO of Albertson’s, Inc.; Liz Williams, President and CFO of Foxtrot; Mikkel Svane, founder and former CEO, Zendesk; Neal Mohan, Chief Product Officer of YouTube; Stitch Fix founder and Chairperson of the Board, Katrina Lake; and Stitch Fix CEO, Elizabeth Spaulding.

About Stitch Fix, Inc.
Stitch Fix combines the human touch of expert stylists with the precision of advanced data science to make online personal styling accessible to everyone. Stitch Fix helps millions of clients across the United States and United Kingdom find clothing and accessories they love through a unique model that can extend far beyond the closet to define the future of shopping. For more, visit https://www.stitchfix.com.

About Kofi Amoo-Gottfried
Kofi is the Chief Marketing Officer at Doordash, responsible for driving growth and engagement across all three sides of the marketplace. Prior to Doordash, Kofi was VP of Brand & Consumer Marketing at Meta, having previously served as the company's Head of Consumer Marketing for internet.org. Before Meta, Kofi was Chief Strategy Officer at FCB New York. He joined FCB from Bacardi Global Brands, where he was the Global Communications Director for the Rum category and the architect for the reinvention of the Bacardi brand.

As the Founder and Managing Director of Publicis West Africa, Kofi created and launched the first majority-owned network agency on the African continent. And as the Senior Strategic Planner on Nike at Wieden+Kennedy, Kofi crafted the strategy for Nike’s global Beijing Olympics campaign. He began his career at Leo Burnett Chicago & Leo Burnett London - working on Kellogg's, Coca Cola, and Global Giving.

Exhibit 99.1
In 2014, Kofi was named to Ad Age’s “40 under 40” list of young marketing stars. In September 2017, Kofi won ADCOLOR’s “Rockstar” Award. In 2020, Kofi was named to Business Insider's list of "25 CMO's To Watch" and honored with AdWeek's "Brand Genius" award. In 2021, Kofi was a recipient of AdWeek’s CMO award. And in 2022, Kofi was honored as one of Campaign Magazine’s “CMO 50”, and recognized as one of Business Insider’s “Most Innovative CMOs”.

Kofi has a BA in Economics and International Studies from Macalester College. He serves on the Board of Trustees for Macalester College; on the Board of Vital Farms - a Certified B Corporation that brings ethical food to the table to improve the lives of people, animals, and the planet; and as a Venture Advisor to Listen Ventures. Kofi lives in South Orange, NJ with his college-sweetheart-turned-wife Kate, and their rambunctious young sons Marlowe and Miles.